Exhibit 4.2
                             COMPENSATION AGREEMENT

         This Compensation Agreement is dated as of November 18, 2003 between eMagin Corporation, a Delaware corporation (the "Company") and Redson Building Partnership ("Consultants").

         WHEREAS, the Company has requested the Consultants to provide the Company with leasehold support services in connection with their business, and the Consultants have agreed to provide the Company with such services for a period from the date of this Agreement until December 31, 2004; and

         WHEREAS, the Company wishes to compensate the Consultants with shares of its common stock for such services rendered;

         NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

         1. The Company will issue up to 50,000 shares of the Company's common stock, $.001 par value per share, to such partners or employees as Redson Building Partnership shall designate. The total payment in shares will be $48,000. The shares to be issued shall represent services provided by the Consultant in respect of the support of its Redmond Washington location, and suchshares shall represent payment for all services provided by Consultant to the Company through December 31, 2004. The shares shall be issued to the Consultants one (1) day after the effective date of the Form S-8 to be filed with the Securities and Exchange Commission.

         The exact number of such shares to be issued to the Consultants shall be determined based upon the average closing prices of the Company' stock for the five (5) days immediately preceding the effectiveness of the Form S-8 Registration Statement. In the event that the number of shares to be issued is a fractional amount, the number of shares issued will be round up to the nearest whole share.

2. The above compensation shall be registered using a Form S-8. The Company shall file such Form S-8 with the Securities and Exchange Commission within 30 days of the execution of this agreement.

         IN WITNESS WHEREOF, this Compensation Agreement has been executed by the Parties as of the date first above written.

                                            EMAGIN CORPORATION

                                            /s/Gary Jones
                                            -------------
                                            Gary Jones
                                            Chairman


                                            CONSULTANT

                                            /s/Spike Anderson
                                            -----------------
                                            Spike Anderson